Exhibit 99.1

Genocea Reports Second Quarter 2016 Financial Results

- GEN-003 Phase 2b Viral Shedding Data Expected in September 2016 -

CAMBRIDGE, Mass., August 4, 2016 - Genocea Biosciences, Inc. (NASDAQ: GNCA), a biopharmaceutical company developing T cell-directed vaccines and immunotherapies, today reported corporate highlights and financial results for the second quarter ended June 30, 2016.

"Full results from the Phase 2 dose optimization trial evaluating GEN-003, our immunotherapy for genital herpes, were showcased at ASM Microbe 2016 in June. The data show that a single course of treatment has significant and durable effects on both HSV-2 viral activity and genital herpes clinical disease for at least 12 months post dosing. Based on this clinical profile, we believe GEN-003 may offer benefits similar to a full year of daily administration of oral antivirals giving us confidence in the potential for GEN-003 to become a cornerstone therapy for patients suffering with genital herpes," said Chip Clark, president and chief executive officer of Genocea. "We are looking forward to reporting viral shedding and six-month clinical efficacy data from our ongoing Phase 2b study of GEN-003 in September and around the end of this year, respectively.”

Recent Business Highlights and Anticipated Milestones

GEN-003 - Immunotherapy for treatment of genital herpes in Phase 2 development. Greater than $1 billion potential revenue opportunity in U.S. alone

In June 2016, Genocea highlighted positive 12-month efficacy data from its Phase 2 dose optimization trial evaluating GEN-003 for the treatment of genital herpes at the American Society for Microbiology ("ASM") annual general meeting, ASM Microbe 2016. The study results, first announced in March 2016, demonstrate sustained and statistically significant reductions compared to baseline across multiple dose groups in the rate of viral shedding 12 months after treatment with GEN-003, as well as sustained efficacy at multiple dose levels across secondary endpoints measuring the impact on clinical disease. GEN-003 was well tolerated by patients, with no serious adverse events related to the vaccine in the trial.

Multiple anticipated upcoming clinical and regulatory milestones for GEN-003

•	Phase 2b viral shedding data expected in September

•	Phase 2b 6-month clinical efficacy data expected around the end of 2016

•	End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) expected in Q1 2017

•	Initiation of Phase 2 antiviral combination study in fourth quarter of 2016

In September, Genocea expects to report viral shedding data from an ongoing Phase 2b trial. Approximately 135 subjects have been randomized to one of three dose groups - placebo, 60 µg per protein / 50 µg of adjuvant and 60 µg per protein / 75 µg of adjuvant - and are being monitored for 12 months.

Around the end of 2016, Genocea expects to report 6-month clinical efficacy data from this Phase 2b trial. The placebo-controlled data will represent the first opportunity to measure GEN-003 against potential Phase 3 clinical endpoints at 6-months after dosing.

Following these two data readouts, Genocea expects to conduct an end-of-Phase 2 meeting with the FDA in the first quarter of 2017. During this meeting, the company will confirm the Phase 3 program for GEN-003, which it expects to initiate in the second half of 2017.

Genocea also expects to commence a Phase 2b antiviral combination study in the fourth quarter of 2016. Six-month clinical efficacy data from this trial is expected in the second half of 2017. If GEN-003 is additive to the effect of chronic suppressive oral anti-viral therapy, the company believes this would further strengthen GEN-003’s value proposition to patients and physicians.

Immuno-oncology collaborations and cancer vaccine strategy

Genocea continues to advance its collaborations with Memorial Sloan Kettering Cancer Center and Dana-Farber Cancer Institute and expects to announce further data from these collaborations together with an update on its internal cancer vaccine development strategy in the fourth quarter of 2016.

Expanded company leadership

•	John Bishop, Ph.D. joined as Senior Vice President of Pharmaceutical Sciences

•	Ron Cooper appointed to the Board of Directors

In May 2016, John Bishop, Ph.D. joined the company as senior vice president of pharmaceutical sciences. He was formerly at Momenta Pharmaceuticals Inc., where he was responsible for all aspects of chemistry, manufacturing, and controls across an array of development and commercial-stage products. In his new role at Genocea, Dr. Bishop will lead pharmaceutical sciences and manufacturing activities for all stages of product development and commercialization.

In June 2016, Ron Cooper joined the company’s board of directors. Mr. Cooper is currently president and chief executive officer of Albireo Ltd. ("Albireo"), a late-stage biopharmaceutical company developing therapeutics to treat orphan pediatric liver diseases. Prior to joining Albireo, he spent more than 25 years at Bristol-Myers Squibb, where he worked in five different countries and held positions of increasing responsibility in sales, marketing and general management, most recently as president of Europe.

Second Quarter 2016 Financial Results and Guidance

•	Cash Position: Cash, cash equivalents and investments as of June 30, 2016 were $86.0 million compared to $95.7 million as of March 31, 2016.

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Research and Development (R&D) Expenses: R&D expenses for the quarter ending June 30, 2016 decreased $0.3 million, to $6.7 million, from the same period in 2015. The decrease was driven by the conduct of a smaller Phase 2 trial for GEN-003 in comparative quarterly periods and lower GEN-003 manufacturing costs due to the timing of activities in support of clinical trial supply. GEN-004 costs were also lower due to the Phase 2a trial which was ongoing in the second quarter of 2015 and has since been completed. These lower costs were partially offset by higher personnel and lab-related costs to advance Genocea's pre-clinical product candidates and develop the ATLAS platform for immuno-oncology.

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General and Administrative (G&A) Expenses: G&A expenses increased approximately $0.9 million to $4.0 million for the second quarter ending June 30, 2016 from $3.2 million for the same period in 2015. The increase was due largely to GEN-003 market research costs and higher depreciation costs from facility expansion.

•	Net Loss: Net loss was $11.0 million for the second quarter ended June 30, 2016, compared to a net loss of $10.3 million for the same period in 2015.

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Financial Guidance: On the basis of Genocea’s current operating plans, including the planned commencement of Phase 3 trials for GEN-003 in the second half of 2017, Genocea expects that cash, cash equivalents, and investments will be sufficient to fund its operating expenses and capital expenditure requirements into the second half of 2017, assuming no receipt of proceeds from potential business development partnerships, equity financings or debt drawdowns.

Conference Call
Genocea will host a conference call and webcast today at 9:00 a.m. ET. The conference call may be accessed by dialing (844) 826-0619 for domestic participants and (315) 625-6883 for international callers and referencing the conference ID number 42348335. A live webcast of the conference call will be available online from the investor relations section of the company's website at http://ir.genocea.com. A webcast replay of the conference call will be available on the Genocea website beginning approximately two hours after the event, and will be archived for 30 days.

About Genocea Biosciences, Inc.
Genocea is harnessing the power of T cell immunity to develop life-changing vaccines and immunotherapies. T cells are increasingly recognized as a critical element of protective immune responses to a wide range of diseases, but traditional discovery methods have proven unable to identify the targets of such protective immunity. Using ATLAS, its proprietary technology platform, Genocea identifies these targets to potentially enable the rapid development of medicines to address critical patient needs. Genocea's pipeline of novel clinical stage T cell-enabled product candidates includes GEN-003 for genital herpes, GEN-004 for the prevention of infection by all serotypes of pneumococcus (development suspended), and earlier-stage programs in chlamydia, genital herpes, malaria, Epstein-Barr virus infections and related cancers, and cancer immunotherapy. For more information, please visit the company's website at www.genocea.com.

Forward-Looking Statements
Statements herein relating to future business performance, conditions or strategies and other financial and business matters, including expectations regarding clinical developments, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Genocea cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including Genocea's ability to progress any product candidates in preclinical or clinical trials; the ability of ATLAS to identify promising oncology vaccine and immunotherapy product candidates; the scope, rate and progress of its preclinical studies and clinical trials and other research and development activities; anticipated clinical trial results; current results may not be predictive of future results; even if the data from preclinical studies or clinical trials is positive, regulatory authorities may require additional studies for approval and the product may not prove to be safe and efficacious; Genocea's ability to enter into future collaborations with industry partners and the government and the terms, timing and success of any such collaboration; risks associated with the manufacture and supply of clinical and commercial product; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; Genocea's ability to obtain rights to technology; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility; the rate of cash utilized by Genocea in its business and the period for which existing cash will be able to fund such operation; Genocea's ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise; general business conditions; competition; business abilities and judgment of personnel; the availability of qualified personnel and other factors set forth under "Risk Factors" in Genocea's Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and other filings with the Securities and Exchange Commission (the "SEC"). Further information on the factors and risks that could affect Genocea's business, financial conditions and results of operations is contained in Genocea's filings with the SEC, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release and Genocea assumes no duty to update forward-looking statements.

For media:	For investors:
Liz Bryan	Jonathan Poole
Spectrum Science Communications	Genocea Biosciences
O: 202-955-6222	O: 617-876-8191
lbryan@spectrumscience.com	jonathan.poole@genocea.com

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	June 30	December 31,
	2016	2015

Cash, cash equivalents and investments	$85,974	$106,432
Other assets	6,890	5,710
Total assets	$92,864	$112,142

Debt, long-term	$16,710	$16,477
Accounts payable	1,115	1,757
Accrued expenses and other liabilities	3,173	4,012
Deferred revenue	—	235
Total liabilities	20,998	22,481
Stockholders' equity	71,866	89,661
Total liabilities and stockholders’ equity	$92,864	$112,142

GENOCEA BIOSCIENCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Grant revenue	$—	$115	$235	$236

Operating expenses:
Research and development	6,678	6,969	14,010	15,478
General and administrative	4,026	3,172	7,950	6,561
Refund of research and development expense	—	—	(1,592)	—
Total operating expenses	10,704	10,141	20,368	22,039
Loss from operations	(10,704)	(10,026)	(20,133)	(21,803)
Other income and expense:
Interest income	111	19	220	31
Interest expense	(430)	(307)	(861)	(626)
Total other income and expense	(319)	(288)	(641)	(595)
Net loss	$(11,023)	$(10,314)	$(20,774)	$(22,398)

Net loss per share - basic and diluted	$(0.39)	$(0.43)	$(0.74)	$(1.04)
Weighted-average number of common shares used in computing net loss per share	28,276	24,154	28,214	21,510